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                                                                     EXHIBIT 2.3


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


        This First Amendment (the "Amendment") to that certain Agreement and Plan of Merger dated September 25, 2001, by and among Loudeye Technologies, Inc., (now known as Loudeye Corp.) Ignition Acquisition, Inc., and Activate.net Corporation, and solely with respect to Sections 2.1(c), 5.2, 5.3 and 5.5 and
Article VII, CMGI, Inc. (the "Agreement") is entered into as of the 12th day of August, 2002. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

        WHEREAS, the parties now desire to amend the Agreement.

        In consideration of the foregoing, the parties hereby amend the Agreement as follows:

        1.     Section 2.1(c)(i)(B) shall be amended in its entirety as follows:

               "(B) the right to receive the cash portion and the Deferred Shares (as defined in Section 2(c)(ii)(A) of the Agreement) portion of the Anniversary Payment on the dates set forth below, each such date being an "ANNIVERSARY DATE": (I) the cash portion of the Anniversary Payment shall be wired to CMGI for receipt on October 1, 2002, and (II) the Deferred Shares portion of the Anniversary Payment shall, on the date hereof, be directed to be delivered by Loudeye's transfer agent to CMGI.

        2. The first sentence of Section 2.1(c)(ii)(A) shall be deleted in its entirety and replaced with the following:

               "ANNIVERSARY PAYMENT" shall mean: (I) with respect to the cash portion of the Anniversary Payment, Two Million Dollars ($2,000,000); provided, however, that if the wire transfer relating to the cash portion of the Anniversary Payment is not initiated by Loudeye on or prior to October 3, 2002, the cash portion of the Anniversary Payment shall be Two Million Two Hundred Thousand Dollars ($2,200,000), and (II) with respect to the Deferred Shares portion of the Anniversary Payment, One Million (1,000,000) shares of Loudeye Common Stock. Within Two
               (2) business days following the execution of this Amendment, Loudeye shall establish a segregated account and shall fund such account with the cash portion of the Anniversary Payment, and Loudeye shall maintain such account until the Anniversary Date related to the cash portion of the Anniversary Payment. The certificate(s) representing the Deferred Shares portion of the Anniversary Payment shall bear the following restrictive legend:

               THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE

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               TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE
               PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER IS DELIVERED TO THE ISSUER STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION. NOTWITHSTANDING THE FOREGOING, SUBJECT TO THAT CERTAIN REGISTRATION RIGHTS AGREEMENT BETWEEN LOUDEYE TECHNOLOGIES, INC. AND CMGI, INC. DATED AS OF SEPTEMBER 25, 2001, THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNTIL TWELVE MONTHS FOLLOWING THE DATE OF ISSUANCE BY LOUDEYE CORP. OF THIS CERTIFICATE.

        In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Except as amended hereby, the Agreement remains in full force and effect. This Amendment may be executed in counterparts, including by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth above.

                                     LOUDEYE CORP.


                                     By: /s/
                                         ---------------------------------------
                                     Name:  John T. Baker IV
                                     Title: Chairman and Chief Executive Officer


                                     ACTIVATE.NET CORPORATION


                                     By: /s/
                                         ---------------------------------------
                                     Name: John T. Baker IV
                                     Title: President and CEO


                                     IGNITION ACQUISITION, INC.,


                                     By: /s/
                                         ---------------------------------------


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                                     Name: John T. Baker IV
                                     Title: Chief Executive Officer


                                     CMGI, INC.


                                     By: /s/
                                         ---------------------------------------
                                     Name: Thomas Oberdorf
                                     Title: Chief Financial Officer



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